Petrol Oil and Gas Inc.

2300 E. Patrick Ln Ste 26

Las Vegas, NV 89119

Phone 702 454 7318

FAX 702 434 7594

November 17, 2003

Mr. David Polay

645 Crystal Peak

Incline Village, NV 89451

Re: Offer of Employment

David,

We are pleased to confirm our offer of employment to you as Chief Financial Officer for Petrol Oil and Gas, Inc. (POGI) at a starting salary of $6,000.00 per month. Since POGI is in the beginning stage of development we would expect that this position will temporarily require only part time attention from you. As POGI grows we would expect that your position will require a full time effort on your behalf and we would then assess additional compensation. Payroll checks will be disbursed twice monthly as close to the 15th and 30th as is possible. Further POGI will pay directly or reimburse you for company related travel and expenses upon receiving proper receipts

POGI will also grant you a one time sign on bonus in the amount of $50,000.00 once we have received your acceptance of this employment offer.

In your position, you will interface with George Parsons our accountant and Helena Murvosch our bookkeeper both in Las Vegas, as well as Dan Weaver our corporate auditor in Kansas City. However you will report directly to Mr. Paul Branagan, President of POGI.

In consideration of the foregoing, you agree that during your employment, you will follow and abide by the Company's policies concerning health, safety, non-discrimination, proper businesses and practices, and any others that are in effect or may be adopted from time to time by the Company.

The Start Date for this offer is as discussed December 1, 2003. If agreeable please sign below as accepting of this offer and return one signed original copy to our office.

Once again we are looking forward to having you on the POGI team.

Sincerely,

/s/ Paul Branagan

Paul Branagan

President

I David Polay accept employment with Petrol Oil and Gas Inc as so specified above.

/s/ David Polay

David Polay